[CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THESE PORTIONS HAVE BEEN REPLACED THROUGHOUT THIS AGREEMENT AND SCHEDULES BY THE FOLLOWING SYMBOL: ***]

SUPPLY AGREEMENT

This AGREEMENT (the "Agreement") dated as of March 29, 2007 (the "Effective Date") between Chem Development Inc, a Ohio corporation, having its principal place of business at 9079 Tyler Boulevard, Mentor, OH 44060 (hereinafter referred to as "CDI") and SyntheMed, Inc., a Delaware corporation, with an address at 200 Middlesex Essex Turnpike, Iselin NJ 08830 (hereinafter referred to as "SyntheMed").

WHEREAS, CDI is a company engaged in, among other things, manufacturing of products for use in a wide variety of applications including medical applications;

WHEREAS, SyntheMed is engaged in the development and commercialization of products designed to prevent or reduce the formation of adhesions following a broad range of surgical procedures, all of which are based on SyntheMed’s proprietary, bioresorbable polymer technology.

WHEREAS, SyntheMed’s lead product, REPEL-CV, is classified as a medical device by the US Food and Drug Administration and is currently under review by the FDA.

WHEREAS, CDI has demonstrated its ability and capacity to produce material in accordance with SyntheMed’s specifications;

WHEREAS, SyntheMed desires CDI to provide services to produce the large dry component film roll and CDI desires to provide services to produce this material on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements provided herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. DEFINITIONS

1.1. "Act" shall mean the Federal Food, Drug and Cosmetic Act.

1.2. "Approval(s)" shall mean receipt from the FDA or other applicable Regulatory Authority of final approval, including any applicable pricing, final labeling or reimbursement approvals, necessary to manufacture, market and sell a Product in a country of the Territory.

1.3. "SyntheMed Indemnified Party" shall have the meaning set forth in Section 14.1.

1.4. "Claim(s)" shall mean all charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands.

1.5. " Product" shall mean SyntheMed’s large dry component film roll used in REPEL-CV that meets the Product Specification.

1.6. "Confidential Information" shall mean all oral or written information that is disclosed by either party (the "Disclosing Party") to the other party (the "Receiving Party"), or that the Receiving Party becomes aware of as a result of its discussions and work with the Disclosing Party, and that is not generally known to the public, including but not limited to, information of a technical nature such as trade secrets; manufacturing processes or devices or know-how; techniques, data, formulas, inventions, discoveries or innovations (whether or not patentable), specifications and characteristics of current products or products under development; research projects, methods and results; matters of a business nature such as information about costs, margins, pricing policies, markets, sales, suppliers and customers; product, marketing or strategic plans; financial information; personnel records and other information of a similar nature, provided, however, that Confidential Information shall not include any information that (i) is or becomes public knowledge without breach of the Receiving Party's obligations hereunder; (ii) is rightfully acquired by the Receiving Party from a third party that legally acquired the information and is not under a confidentiality restriction on disclosure or use; (iii) was already known to the Receiving Party prior to receipt from the Disclosing Party as evidenced by written and dated records; (iv) is independently developed by the Receiving Party;(v) is required to be disclosed by law or court order, provided that notice of the requirement is promptly delivered to the Disclosing Party in order to provide the Disclosing Party with an opportunity to challenge or limit the disclosure obligations; or (vi) is disclosed or used following the Receiving Party's receipt of express written consent from an authorized representative of the Disclosing Party. The Receiving Party shall have the burden of proof respecting any of the aforementioned events on which the Receiving Party relies as relieving it of any confidentiality restrictions hereunder. Written disclosures for which protection is sought must be obviously marked as "Confidential" or "Proprietary" and oral disclosures for which protection is sought must at the outset be clearly identified by the Disclosing Party as Confidential Information and submitted by the Disclosing Party in summary form to the Receiving Party, marked as above within thirty (30) days after disclosure; provided, however, that protection under Article 9 shall also be given to information that is not so marked if a reasonable person trained in research, development, manufacturing and marketing within the Field would assume that it is Confidential Information. For written information that would not normally appear to constitute confidential information, for the restrictions on Confidential Information to apply, a party must mark such information "CONFIDENTIAL."

1.7. "Design History File" shall have the meaning set forth in Title 21 of the US Code of Federal Regulations, Part 820.

1.8 “Designated Facility” means the final manufacturer designated by SyntheMed

1.9. "Disclosing Party" shall have the meaning set forth in Section 1.6.

1.10. "FDA" shall have the meaning set forth in Section 3.1.

1.11. "Governmental Authority" shall mean any court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country, (b) any foreign, federal, state, county, city or other political subdivision thereof or (c) any supranational body.

1.12. "Initial Term" shall have the meaning set forth in Section 2.1.

1.13. "Intellectual Property" shall mean all inventions, discoveries and innovations (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent rights, patent applications and invention disclosures, together with all reissues, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, all registered or unregistered trademarks, trade names and service marks, including all goodwill associated therewith, and copyrights, and all applications and registrations for any of the foregoing owned or controlled by or issued to SyntheMed or CDI, and any trade secrets and know-how, in each case relating to the Products in the Field in the Territory.

1.14. "CDI Indemnified Party" shall have the meaning set forth in Section 14.2.

1.15. "Losses" shall mean any and all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, and expenses (including without limitation court costs, interest and reasonable fees of attorneys, accountants and other experts) incurred by or awarded to third parties and required to be paid to third parties with respect to a Claim by reason of any judgment, order, decree, stipulation or injunction, or any settlement subject to the indemnification provisions of this Agreement, together with all documented out-of-pocket costs and expenses incurred in complying with any judgments, orders, decrees, stipulations and injunctions that arise from or relate to a Claim of a third party.

1.16. "MDR" shall have the meaning set forth in Section 4.2(c).

1.17. “Raw Polymer Material ” means *** provided to CDI by or on behalf of SyntheMed that meets specifications as described in Schedule 1.

1.18. "Post Term Supply" shall have the meaning set forth in Section 2.1.

1.19. "Product Specifications" shall mean the specifications detailing the Product, as shown in Schedule 2.

1.20. "Product Warranties" shall have the meaning set forth in Section 10.1.

1.21. "Purchase Orders" shall have the meaning set forth in Section 5.3.

1.22. "Purchase Commitment" shall have the meaning set forth in Section 4.2(b).

1.23. "QSR" shall mean the Quality System Regulation promulgated by the FDA under the Act or other applicable regulatory agencies of countries in which the Product will be sold as of the time of manufacture of the applicable Products; including ISO 13485, the European Union Council Medical Device Directives (the "EU Medical Device Directives"), and the Quality System Regulations as described in 21 CFR Part 820.

1.24. "Receiving Party" shall have the meaning set forth in Section 1.6.

1.25. "Regulatory Authority" shall mean an authority or authorities designated or otherwise recognized by a government for regulatory purposes in connection with protection and safety of the public health (e.g., FDA, Notified Bodies, Health Canada, EMEA) in any country where Product is to be sold.

1.26. "Renewal Term" shall have the meaning set forth in Section 2.1.

1.27. "Rolling Forecast" shall have the meaning set forth in Section 4.2(b).

1.28. "Term" shall have the meaning set forth in Section 2.1.

1.29. "Transfer Price" shall mean the price paid by SyntheMed to CDI for the Product, as set forth in Section 5.1 hereof.

1.30. "USPTO" shall mean the United States Patent and Trademark Office.

2. TERM

2.1 This Agreement shall commence on the Effective Date and, unless earlier terminated as provided herein, continue for five (5) years thereafter (the "Initial Term"). The Initial Term shall be automatically extended for successive two (2) year terms (the "Renewal Terms"), unless written notice of any party's intention not to extend is provided by either party at least six (6) months prior to the expiration of the Initial Term or a Renewal Term (the Initial Term and the Renewal Terms are collectively referred to as the "Term"); however, should any such notice of non-renewal be given by CDI, CDI shall, if so requested by SyntheMed, supply Product(s) for up to an additional sixteen (16) months following the expiration of the then current Term (the "Post Term Supply") with price and delivery terms to be negotiated in good faith by both parties.

3. REGULATORY APPROVAL OF THE PRODUCTS

3.1 SyntheMed shall have responsibility for obtaining all necessary U.S. and foreign Approvals for the Products for use. CDI will cooperate with SyntheMed to the extent CDI's participation is reasonably necessary or appropriate in order for SyntheMed to procure such Approval. Without limiting the generality of the foregoing, CDI will make available to SyntheMed, without charge, information in CDI's possession and control that is required to prepare submissions for Approval, as SyntheMed may reasonably request, and as is reasonably necessary to obtain Approvals. All information provided by CDI hereunder shall be presented in a form which satisfies the requirements of applicable United States Food and Drug Administration (“FDA”) and other Regulatory Authority guidelines and/or regulations for such types of submissions seeking Approval. CDI shall consult with SyntheMed prior to engaging in any communication with the FDA or other Regulatory Authority in connection with manufacture of Product or other activities covered under this Agreement and shall provide SyntheMed a reasonable opportunity to review and comment upon any such proposed communication, whether written or oral. CDI shall provide to SyntheMed copies of any and all correspondence or other communications, whether written, oral or otherwise, between it and the FDA or such other Regulatory Authorities relating to the Product or production of any part thereof. In the event FDA or other Regulatory Authority requests additional information from CDI, CDI shall fully and promptly cooperate and advise SyntheMed of the estimated date by which it will respond to such request,.

4. COMMERCIALIZATION AND SUPPLY

4.1 CDI agrees to:

a. manufacture, package, label, store and deliver the Product in accordance with the applicable sections of the QSR.

b. supply SyntheMed with all of SyntheMed’s requirements of Product(Schedule 2) consistent with the projected Rolling Forecasts (Schedule 5)(pursuant to Subsection 4.2(b));

c. deliver Product hereunder to the Designated Facility or as otherwise directed by SyntheMed on the scheduled delivery dates as set forth in the relevant Purchase Orders described in Section 5.3;

d. permit SyntheMed or its third party designee full opportunity to test the Product to ensure compliance with Product Specifications prior to delivery by CDI, as provided in Section 6.1;

e. obtain written approval from SyntheMed prior to implementing any changes to the Product manufacturing process, raw materials, testing, systems, equipment, procedures, software, or facilities if Section 4.4(j) herein is invoked, otherwise written approval shall be requested for changes which may impact safety, quality, or effectiveness of Product, which approval shall not be unreasonably withheld or delayed; if an MDR reportable event, as described in CFR Part 803, to a patient treated with the Product is found to be the result of a change in the processes used by CDI for the manufacture of the Product and the change was not pre-approved by SyntheMed prior to implementation, then the indemnification provided by SyntheMed as described in Section 14.2 (ii) to CDI shall not apply to such event;

f. obtain written approval from SyntheMed prior to implementing changes to Product or process Specifications;

g. investigate diligently, at SyntheMed’s request, complaints or adverse events which relate to the Product’s manufacture or production issues, and report back to SyntheMed within seventy-two (72) hours of being notified by SyntheMed of any MDR reportable events, or within ten (10) days of being notified of any other complaint;

h. contact SyntheMed regarding any complaints CDI receives relating to the Product, including notice of any adverse events within three business days of their receipt;

i. utilize in the manufacture of the Product only Raw Polymer Material supplied by or on behalf of SyntheMed; and

j. follow GMP regulations as described in 21 CFR Part 211 as it relates to the manufacture and supply of the Product.

4.2 SyntheMed agrees to:

a. ensure that CDI is timely provided, at no charge, with sufficient amounts of Raw Polymer Material in order to enable CDI to satisfy its manufacturing and delivery obligations with respect to the Product;

b. provide CDI with rolling twelve (12) month forecasts of SyntheMed's requirements of Product("Rolling Forecast") (Schedule 5). Such forecasts shall be prepared in good faith and provided on a quarterly basis. The first three months of any twelve month Rolling Forecast may be accompanied by firm Purchase Orders to purchase Product, which Purchase Orders shall be considered a purchase commitment ("Purchase Commitment"). SyntheMed may at any time cancel all or any portion of any Purchase Commitment, provided that SyntheMed shall, if such cancellation occurs after actual commencement of Product manufacture for the relevant Product Order, reimburse CDI for *** which shall be CDI's sole remedy for SyntheMed's cancellation; provided further that (i) CDI will attempt to minimize any losses associated with such inventory and (ii) CDI will reduce the Transfer Price of any Product provided to SyntheMed that contains inventory for which CDI has been reimbursed per this Section 4.2(b);

c. investigate diligently all adverse events of which SyntheMed has knowledge or awareness, related to the Product, and promptly report such occurrences to CDI if in the good faith reasonable determination of SyntheMed, the same could reasonably have been attributable to activities of CDI. SyntheMed shall be responsible for the cost and execution of all medical device reporting ("MDR") in accordance with 21 CFR Part 803 and all vigilance reporting required in the markets where Products are sold; and

d. except as otherwise set forth herein, be solely responsible for all necessary Approvals to market the Products including any re-approvals required due to, among other things, specification changes.

5. ORDERING, PRICE AND PAYMENTS

5.1 Initial Transfer Price. SyntheMed shall pay the Transfer Price listed in Schedule 3 for the Product.

5.2 Transfer Price Adjustment. The Transfer Price may be adjusted from time to time throughout the Term of the Agreement beginning at any time after *** for factors such as, but not limited to, changes in raw material costs (not including pass through cost materials which will be adjusted when and if changes occur, both higher or lower costs), labor costs, regulatory costs, or product liability costs. However, such adjustment shall not exceed, unless otherwise agreed, the consumer price index for the Midwest Urban MSA area, as published by the U.S. Department of Labor, Bureau of Labor Statistics and in effect on the aforementioned date. Pricing adjustments will occur no more than *** and, unless otherwise agreed, shall become effective no earlier than 30 days after written notice thereof is provided to SyntheMed. CDI shall include in its notification a detailed justification for all adjustments. Such adjusted Transfer Price shall be reflected in any CDI invoices issued for Product shipped after the effective date of adjustment. If price adjustments are related to changes in the Product Specifications requested by SyntheMed, CDI will propose new pricing which will be negotiated in good faith and, subject to the succeeding sentence, and will be effective immediately upon shipment of Products meeting the new Product Specifications.

5.3 Purchase Orders. SyntheMed shall provide CDI with firm written purchase orders ("Purchase Orders") for Production accordance with the established lead-times set forth in Schedule 3, and consistent with Purchase Commitments; provided, that SyntheMed shall have the right, prior to the date of manufacture, to issue binding, written change orders to increase or decrease the quantity of such Purchase Orders. CDI shall use its commercially reasonable efforts to comply with any reasonable revisions to Purchase Order requirements.

5.4 Acknowledgment. Within five (5) business days after receipt of a written Purchase Order from SyntheMed, CDI shall acknowledge such receipt in writing.

5.5 Shipping. CDI shall ship Product to the Designated Facility or other SyntheMed designated location *** in accordance with the shipment packaging materials and shipping method specified by SyntheMed. *** shall pay the actual documented cost of shipping Product to the shipping destination. *** shall be responsible for all insurance, custom's charges and taxes related to shipping. Title to and risk of loss for all Product supplied to SyntheMed hereunder shall pass from CDI to SyntheMed upon acceptance of the shipment by the carrier at the distributors or customers facility.
5.6 Invoices. CDI shall invoice SyntheMed for the aggregate Product which it manufactures, upon shipment to the Designated Facility, and SyntheMed shall pay each invoice within ***. All payments shall be in United States currency.

5.7 Tax Withholding. If SyntheMed in good faith concludes that tax withholdings under the laws of any country are required with respect to payments to CDI, it shall withhold the required amount and pay it to the appropriate Governmental Authority, and shall promptly provide CDI with original receipts or other evidence reasonably required and sufficient to allow CDI to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits.

6. QUALITY CONTROL AND REGULATORY COMPLIANCE

6.1 No Product shall be released for shipment by CDI unless and until SyntheMed shall have been notified by CDI of completion of Product manufacture and afforded full opportunity to test the Product to ensure compliance with the Product Specifications. Such testing may be accomplished either by SyntheMed directly or by a third party designated by SyntheMed, which designee may be an independent testing laboratory. Each lot of Product manufactured by CDI shall have CDI's Certificate of Conformance and Certificate of Analysis, the form of which is attached as Schedule 4_.

6.2 SyntheMed or its designee shall be entitled to reject any shipment of Product or portion thereof that is not manufactured and/or delivered in accordance with the terms of this Agreement. SyntheMed shall notify CDI of the existence and nature of any non-compliance or defect and CDI shall have a reasonable opportunity, not to exceed five (5) business days from receipt of such notification and receipt of the defective product if applicable, to inspect such defective material and/or Product. All defective Product must be returned to CDI for inspection. SyntheMed shall have no obligation to pay for any Product that is subject to a valid claim of non-compliance or defect that is not remedied. If CDI fails to timely inspect or if such inspection confirms such non-compliance or defect, CDI shall promptly replace such non-compliant or defective Product at its own cost and expense provided SyntheMed will provide replacement Raw Polymer Material to CDI. The aggregate cost expense to CDI shall not exceed *** In the case of confirmed non-compliant Product previously shipped by CDI, unless CDI provides SyntheMed with detailed written instructions to return or dispose of such Product within 5 business days of a request by SyntheMed, SyntheMed may dispose of such Product as it sees fit and CDI shall promptly reimburse SyntheMed for all direct, out-of-pocket costs incurred by SyntheMed in such disposition.

6.3 If, after CDI’s inspections of such Product, the parties disagree as to the Product’s conformance to the Product Specifications or whether the Product has such a defect, either party may deliver the Product to an independent third-party laboratory, mutually and reasonably acceptable to both parties, for analytical testing to confirm the Product’s conformance to the Product Specifications or the presence or absence of defects. All costs associated with such third-party testing shall be at CDI’s expense unless the independent Party review concludes the product conformed to specifications. No inspection or testing of or payment for Product by SyntheMed or any third-party agent of SyntheMed shall constitute acceptance by SyntheMed thereof, nor shall any such inspection or testing be in lieu or substitution of any obligation of CDI for testing, inspection and quality control as provided in the Product Specifications or under applicable local, state, or federal laws, rules, regulations, standards, codes or statutes.

6.4 In the event of an audit by a Regulatory Authority at SyntheMed which involves any Product, SyntheMed shall notify CDI of such audit promptly after receiving notice thereof. Pursuant to such notice of audit, CDI shall supply SyntheMed with quality control documents related to the Product, within one business day from a request by SyntheMed.

6.5 CDI shall promptly notify SyntheMed whenever a request for a plant inspection is received from the FDA or other Regulatory Authority that relates in any way to the Product, and shall promptly advise SyntheMed of any scheduled or unscheduled Product or Product related FDA or other Regulatory Authority inspection and the progress and results thereof. A copy of Form 483 observations or other applicable reports, which apply to Product shall be supplied to SyntheMed within one business day of receipt. CDI, at CDI's sole expense, shall promptly take steps to remedy any valid deficiencies found by the FDA or other Regulatory Authority inspectors relating to the manufacture of Product, and to respond promptly in writing to the Form 483 observations. CDI shall provide SyntheMed with a copy of its responses to any Form 483 observations relating to the Products in advance of their submission to FDA, and shall notify SyntheMed of the date such responses are filed with the FDA.

6.6 CDI shall not conduct a voluntary recall of Product without prior full consultation with SyntheMed regarding the ramifications, costs and regulatory strategies associated with such a recall.

6.7 SyntheMed and CDI shall assist and cooperate with each other in giving effect to any "Recall," as that term is defined in 21 CFR 810.2. CDI shall be responsible for the manufacturing cost (based upon SyntheMed’s actual out-of-pocket cost) of Product replacements as per this Agreement of any Recall, but only to the extent caused by CDI's shipment of Products that did not meet Product Specifications and the reasonable related costs associated with return and reshipment including, without limitation, any direct costs associated with the shipment and reshipment and replacement of such Products. CDI shall have no other obligations with respect to such Recalls, except as may be provided for in Section 14.1. SyntheMed shall, however, bear all costs and expenses of any recall caused by Product design, or other acts not attributable to CDI causing a Recall to occur, including, without limitation, costs of notifying customers and costs associated with the shipment and reshipment and replacement of such Products. For purposes of clarification, CDI is not responsible for any costs associated with loss of sales.

6.8 CDI shall provide SyntheMed (or its third party designee) access to its sites and quality system records for the purpose of auditing and reviewing the sites for compliance with CDI’s obligations under this Agreement (the "Review"). Any information obtained by SyntheMed as a result of such Review shall be subject to the provisions of Article 9 hereof. Such Review shall be made during regular business hours, upon reasonable notice and at reasonable intervals. CDI shall respond to any findings under such Review in writing within thirty (30) days, unless otherwise agreed; additionally, SyntheMed shall have the right to re-Review any specific records to establish that any findings have been corrected.

6.9 CDI shall cooperate with SyntheMed to provide any authorizations, documents, information, testing protocols and procedures in CDI's possession subject to Section 3, or take such other actions, which SyntheMed may reasonably request in order to obtain or maintain any registration, approval, clearance, certification or other authorization with or from any federal, state, local or foreign government agency or any self-regulatory body.

6.10 Each party shall keep and maintain complete and accurate records necessary for regulatory compliance for a period of at least five years (5) years after the product has been released for commercial distribution.

6.11 The signed SyntheMed Quality Agreement (schedule 6) will be reviewed and updated as required per any applicable regulatory requirement changes.

6.12 All documents specifically related to the manufacturing of Product (i.e. batch records, manufacturing procedures, FDA/ISO required documentation) will be the property of Synthemed and will be provided if and when requested.

7. INTELLECTUAL PROPERTY RIGHTS

7.1 CDI and SyntheMed acknowledge the exclusive right, title, interest and goodwill in and to each trademark, trade name or other Intellectual Property right owned by the other party. Neither CDI nor SyntheMed will, at any time or in any way, do or cause to be done any act, or omission, or thing to challenge, contest or in any way impair the right, title, and interest of the other party. Except as otherwise provided in this Agreement, CDI and SyntheMed shall not in any manner represent that either has any rights in or to any trademark, trade name or other Intellectual Property right of the other party and each acknowledges that the permitted use of any trademark, trade name or other Intellectual Property right of the other shall not create any ownership right, title, or interest in or to any trademark, trade name or other Intellectual Property right of the other party.

8. CONFIDENTIAL INFORMATION

8.1 The parties agree:

a. To receive and hold all Confidential Information in strict confidence and to disclose such Confidential Information only to its employees and representatives who have a need to know the Confidential Information. Without affecting the generality of the foregoing, the Receiving Party will exercise no less care to safeguard the Confidential Information than it exercises in safeguarding its own Confidential Information and will be responsible for any breach of the provisions of Article 9 by its employees and representatives (including its employees who, subsequent to the first disclosure of Confidential Information, become former employees);

b. That the Receiving Party shall not, directly or indirectly, disclose or use the Confidential Information, in whole or in part, for any purposes other than those contemplated herein. Without affecting the generality of the foregoing, the Receiving Party shall not, directly or indirectly, disclose any such Confidential Information to any third party or use the Confidential Information for the benefit of any third party;

c. That neither party shall, without the prior written consent of the other party, disclose to any third party Confidential Information and or any of the terms, conditions or other facts with respect to the business relationship of the parties. Any approved disclosure made shall be no more extensive than is necessary to meet the minimum requirement imposed on the party making such disclosure; it being understood that CDI consents to such public disclosure regarding the business relationship of the parties as SyntheMed or its counsel deems necessary or appropriate to comply with applicable law;

d. That money damages may not be a sufficient remedy for a breach of this Article 8 and that the non-breaching party may be entitled to equitable relief (including, but not limited to, a temporary restraining order or an injunction or specific performance), without posting bond or establishing monetary damages, in the event of any breach of the provisions of this Article 8;

e. The furnishing of Confidential Information hereunder shall not constitute or be construed as a grant of any express or implied license or other right, or a covenant not to sue or forbearance from any other right of action by the Disclosing Party to the Receiving Party under any of the Disclosing Party's patents or other Intellectual Property rights;

f. Upon the Disclosing Party's request at any time, or upon termination or expiration of this Agreement, the Receiving Party shall immediately return or destroy all written, graphic and other tangible forms of the Confidential Information (and all copies thereof) in the Receiving Party's possession or control except for one copy which may be retained by the party's legal counsel for legal archival purposes only; and

g. The obligations of the Receiving Party regarding disclosure and use of Confidential Information shall survive the termination of this Agreement and shall continue for five (5) years after the date of termination of this Agreement.

9. PUBLICITY

9.1 During the Term and thereafter, except as required by applicable law, neither party shall, without securing the prior written consent of the other party, release the terms of this Agreement to any third party or publicly announce the terms of this Agreement. Notwithstanding the foregoing, during the Term and thereafter, SyntheMed may, in addition to the disclosure permitted under Section 8.1 above, disclose the existence and general nature of this Agreement in press releases, shareholder reports, quarterly and annual corporate reports, Securities and Exchange Commission filings and public or private equity offerings. In addition, SyntheMed may provide a copy of this Agreement as part of a due diligence review in connection with a merger, an acquisition, or a public or private equity offering, so long as such review is under the auspices of an appropriate confidentiality agreement.

10. WARRANTIES AND REPRESENTATIONS

10.1 Subject to the provisions set forth in this Section 10.1 and Section 10.4, CDI warrants: (i) that all Product delivered hereunder shall conform in all material respects to Product Specifications at the time of shipment; (ii) that all Product shall be manufactured substantially in accordance with (a) QSR, (b) the pertinent rules and regulations of the FDA and (c) the EU Medical Device Directive; and (iii) that no Product delivered hereunder shall at time of shipment be adulterated or misbranded within the meaning of the Act, or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, provided such laws are conCDItuted and effective at the time of such delivery (collectively, the "Product Warranties"). These Product Warranties shall be null and void and shall not apply to any Product which is in any way altered, modified, damaged or replaced by any person other than CDI or its agents or which is abused or misused, whether intentionally or accidentally.

10.2 Each party represents and warrants that it is and will remain in material compliance with all applicable federal, state and local laws, regulations and orders as they may apply to this Agreement.

10.3 CDI and SyntheMed each represent and warrant for itself that (i) it is duly incorporated and validly existing and in good standing under the laws of the state of its incorporation, (ii) it has the full right, power, and authority to execute and perform this Agreement, (iii) this Agreement does not conflict with or otherwise result in a breach of any agreement to which such party is a party or to which it is bound, and (iv) this Agreement represents a valid, legally binding obligation of it, enforceable against it in accordance with its terms.

10.4 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED ELSEWHERE IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT.

11. ASSIGNMENT

11.1 Neither party may assign or transfer this Agreement, in whole or in part, to a third party without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, SyntheMed may assign this Agreement to any of its affiliates, or in connection with the sale of that part of its business relating to the Products provided that in no event shall any such assignment release SyntheMed from its responsibilities under this Agreement unless the assignee has agreed in writing to assume all the obligations of SyntheMed hereunder

11.2 This Agreement will bind and inure to the benefit of the respective successors and permitted assigns, whether so expressed or not.

12. INSURANCE

12.1 CDI and SyntheMed shall each obtain and maintain at all times during the Term following the first Purchase Order hereunder, product liability insurance in the amount of at least *** per occurrence and *** umbrella coverage and shall deliver to the other party a certificate evidencing such insurance.

    13. TERMINATION

13.1 In addition to any other rights of termination granted to the parties in this Agreement, each party shall have the right, but not the obligation, to terminate this Agreement upon notice to the other party under the following circumstances:

i. for no reason, upon six (6) months’ prior notice to the other party;

ii. if the other party declares bankruptcy, makes an assignment for the benefit of its creditors, if any proceedings take place for arrangement for the appointment of a receiver or trustee to take possession of such party's assets, or any other proceeding under law for the entry of an order for the relief of creditors of such party shall be instituted the other party which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within forty-five (45) days from the entry thereof or if such party shall become insolvent; or

iii. upon a material breach of this Agreement by the other party, which breach is not remedied or cured within sixty (60) days’ notice thereof by the terminating party.

13.2 Upon termination or expiration of this Agreement for any reason, including the end of the Term as defined in Section 2, nothing herein shall be construed to release either party from any obligation, which matured prior to the effective date of termination, or which by their terms are intended to continue.

14. INDEMNIFICATION

14.1 CDI agrees to indemnify, defend and hold SyntheMed and any of its officers, directors, affiliates, employees, sales agents, successors and permitted assigns (each, an "SyntheMed Indemnified Party") harmless from and against any and all Claims of third parties for any Losses but only to the extent arising out of or resulting from: (i) the failure of CDI to perform its obligations under this Agreement; (ii) any CDI breach of a representation, warranty, covenant or obligation in this Agreement; or (iii) any negligence or willful misconduct of CDI or its representatives, directors, officers, employees and agents, in connection with the activities contemplated under this Agreement, in each case, only to the extent such Claims listed in Section 14.1 (i - iii) are not (a) due to the negligence or willful misconduct of a SyntheMed Indemnified Party, or (b) otherwise subject to indemnification under Section 14.2.

14.2 SyntheMed agrees to indemnify, defend and hold CDI and any of its officers, directors, affiliates, employees, sales agents, successors and permitted assigns (each, a "CDI Indemnified Party") harmless from and against any and all Claims of third parties for any Losses arising out of or resulting from: (i) any SyntheMed breach of a representation, warranty, covenant or obligation in this Agreement; (ii) any personal injury or death resulting from use of the Product by end-users or other product liability claim; or (iii) any negligence or willful misconduct of SyntheMed or its representatives, directors, officers, employees and agents, in connection with the activities contemplated under this Agreement in each case, only to the extent such Claims listed in Section 14.2 (i - iii) are not (a) due to the negligence or willful misconduct of a CDI Indemnified Party, or (b) otherwise subject to indemnification under Section 14.1.

14.3 To receive the indemnities contained in this Section 14, the party entitled to indemnification hereunder (the "Indemnified Party") must provide the party obligated to provide indemnification hereunder (the "Indemnifying Party") with (i) reasonably prompt notice in writing of any such Claim or action, (ii) information and reasonable assistance, at the Indemnifying Party's expense, as necessary or appropriate to defend or settle such Claim or action, and (iii) full authority to defend or settle the Claim or suit. The Indemnified Party shall have the right to employ separate counsel and participate in the defense of any Claim or action, at its own expense. Except as provided in the last sentence of this Section 14.3, the Indemnified Party may not settle any Claim or action under this Section 14 on behalf of the Indemnifying Party without first obtaining the Indemnifying Party's written permission, and so long as the Indemnifying Party is diligently conducting a defense as provided herein, it shall not be liable for the attorneys' fees or expenses of the Indemnified Party. If an Indemnified Party provides notice of a Claim that is subject to indemnification in accordance herewith and is not notified within ten (10) days that the Indemnifying Party intends to defend such Claim, the Indemnified Party shall be entitled to defend, settle and/or compromise such Claim, subject to the indemnification provided for herein. Nothing in this provision, however, shall permit either party to enter into a settlement that imposes an obligation on the other party requiring them to take any affirmative action or refrain from any act, unless such other party consents to such settlement. Notwithstanding anything in this Agreement to the contrary, SyntheMed shall not be liable or responsible for indirect, speculative, punitive or consequential damages of CDI, and CDI shall not be liable or responsible for indirect, speculative, punitive or consequential damages of SyntheMed.

15. MISCELLANEOUS

15.1 Independent Contractor. Neither party shall have the right, power or authority to assume or create any obligations or responsibility expressed or implied, on behalf of, or in the name of, the other party, or to bind the other party in any manner or to any extent whatsoever, without the prior written approval and acceptance of the other party. Each of the parties hereto is an independent contractor for the purposes of this Agreement and nothing contained herein shall be deemed or construed to create the relationship of agency, partnership or joint venture or any other association except that of an independent contractor relationship.

15.2 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on each party only if such amendment or waiver is set forth in a writing executed by such parties. Waiver of a breach of the Agreement shall not constitute a waiver of any other subsequent breach of the Agreement. The waiver of any provision of this Agreement shall not constitute a continuing waiver of that provision or a waiver of any other provision of this Agreement.

15.3 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when sent by facsimile transmission with acknowledged returned receipt, personally delivered or mailed by overnight mail, return receipt requested. Notices demands and communications shall, unless another address or individual is specified in writing, be sent to the addresses set forth as follows:

If to SyntheMed:      SyntheMed, Inc.
            200 Middlesex-Essex Turnpike, Suite 210
            Iselin, NJ 08830
            Attention: President

If to CDI:                    CDI, Inc.
            9079 Tyler Boulevard,
            Mentor, OH 44060
            Attention: President

15.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

15.5 Complete Agreement. This Agreement and the documents referred to herein contain the complete agreement between the parties and supersede all prior understandings, agreements and representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

15.6 Counterparts. This Agreement may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.

15.7 Governing Law. The law of the State of New Jersey will govern, without regard to the conflicts of law provisions thereof, all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

15.8 Headings. Section headings used in this Agreement are for convenience only and form no part or in any way modify or define the text of meaning or any provision of this Agreement.

15.9 Force Majeure. In the event that any party is prevented from performing, or is unable to perform, any of its obligations under this Agreement due to any act of God, fire, casualty, flood, war, strike, lock out, failure of public utilities, injunction or any act, exercise, assertion or requirement of governmental authority, epidemic, destruction of production facilities, any act of declared or undeclared war or of a public enemy, or any riot or insurrection, any nuclear, biological, chemical or similar attack, any act of terrorism, or any similar occurrence cause outside the reasonable control of that party, and if such party shall have used its best efforts to avoid such occurrence and minimize its duration and has given prompt written notice to the other party, then the affected party's performance shall be excused and the time for performance shall except as otherwise provided for in this Agreement, be extended for the period of delay or inability to perform due to such occurrence.

15.10 Remedies. Unless otherwise expressly stated, any remedy expressly provided for herein shall not be deemed to be a limitation on any remedy for any such situation or occurrence.

IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives as of the date first written above.

SYNTHEMED, INC.	CDI, INC.

By: /S/Robert P. Hickey	By: /S/James H. Duvall
Signature	Signature

Robert P. Hickey	James H. Duvall
Name	Name

President & CEO	President
Title	Title

3/30/07	3-29-07
Date	Date

List of Schedules

1.   Raw Polymer Material specification
2.   Product Specifications (Raw Material Film)
3.   CDI Transfer Price, Lead Time requirements
4.   Finished Product Certificate of Conformance/Analysis (example)
5.   SyntheMed Product Forecast
6.   SyntheMed Quality Agreement

SCHEDULE 1

Material Specification

1.  DESCRIPTION
Material:***

2.  MATERIAL VENDORS
BioVectra - produces the material
Chem Development Inc. (CDI) - receives material for further processing

3. SPECIFICATION
The following is the criteria used in order to demonstrate that each lot of the Dry Raw Material Polymer Powder meets its design characteristics prior to being released for further processing. Each criterion is tested on a lot by lot basis at BioVectra. The results are reviewed and approved by Synthemed and if acceptable, the material is released to CDI for further processing. At CDI receiving inspection, the product will be tested or accepted via a vendor certification. The methods and criteria of acceptance at receiving will be documented and agreed upon in advance by SyntheMed.

***

4.  RESPONSIBILITIES

4.1	BioVectra is responsible for the manufacturing of the material. BioVectra will be responsible for assuring the material meets all the specified criteria as defined in section 3.
4.2	CDI is responsible for the incoming receipt, inspection and release of material for further processing.

5. RECEIVING/STORAGE

5.1
CDI is responsible for the receipt and storage of material. These activities will be performed in accordance with documented procedures which are compliant with all applicable regulatory requirements. SyntheMed will evaluate these procedures as part of its vendor qualification and monitoring procedures.

6. INSPECTION

6.1
BioVectra is responsible for the inspection of the material prior to release for further distribution. These activities will be performed in accordance with documented procedures which are compliant with all applicable regulatory requirements. SyntheMed will evaluate these procedures as part of its vendor qualification and monitoring procedures.

6.2
CDI is responsible for the inspection of the incoming material. These activities will be performed in accordance with documented procedures which are compliant with all applicable regulatory requirements. SyntheMed will evaluate these procedures as part of its vendor qualification and monitoring procedures

SCHEDULE 2

Material Specification

1.  DESCRIPTION
Material: ***

3.  MATERIAL VENDORS
Chem Development Inc. (CDI) -produces the material
Surgical Technologies, Inc. (STI) - receives material for further processing

3. SPECIFICATION

The following is the criteria used in order to demonstrate that each lot of the large dry component film roll meets its design characteristics prior to being released for further processing. Each criterion is tested on a lot by lot basis at CDI. The results are reviewed and approved by SyntheMed and if acceptable, the material is released to STI for further processing. At STI receiving inspection, the product will be tested or accepted via a vendor certification. The methods and criteria of acceptance at receiving will be documented and agreed upon in advance by SyntheMed.

3.1  ***

4.  RESPONSIBILITIES

4.1	CDI is responsible for the manufacturing of the material. CDI will be responsible for assuring the material meets all the specified criteria as defined in section 3.

4.2           STI is responsible for the receipt, inspection and release of material

5. RECEIVING/STORAGE

5.1
STI is responsible for the receipt and storage of material. These activities will be performed in accordance with documented procedures which are compliant with all applicable regulatory requirements. SyntheMed will evaluate these procedures as part of its vendor qualification and monitoring procedures.

6. INSPECTION

6.3
CDI is responsible for the in process and final inspection of the material prior to release for further distribution. These activities will be performed in accordance with documented procedures which are compliant with all applicable regulatory requirements. SyntheMed will evaluate these procedures as part of its vendor qualification and monitoring procedures.

6.4
STI is responsible for the receiving inspection of the incoming material. These activities will be performed in accordance with documented procedures which are compliant with all applicable regulatory requirements. SyntheMed will evaluate these procedures as part of its vendor qualification and monitoring procedures

SCHEDULE 3

Iselin, NJ 08830
phone	732-404-1117
fax
email
DATE	CHEMDEVELOPMENT CONTACT	TERMS
02/15/07	Jim Duvall	***
QUANTITY	DESCRIPTION		UNIT PRICE	AMOUNT

Repel CV Film Casting Quotation

***

***

	Coating cost per linear foot		***

***

All materials and any additional equipment cost will be charged additionally with prior approval from Synthemed.

A Purchase Order is required .

Thank You
IF WE ARE ENGAGED TO PERFORM WORK ON YOUR BEHALF, WHETHER BY PURCHASE ORDER OR OTHER MEANS, OUR WORK IS
PERFORMED SUBJECT TO THE LIMITATIONS OF LIABILITY PROVISION WRITTEN ON THE REVERSE SIDE OF THIS DOCUMENT.

Part of the

SCHEDULE 4

ChemDevelopment
Specialists in Pilot Coating, Laminating & Formulating
9079 Tyler Blvd. • Mentor, OH 44060
440-974-3080 • fax 440-974-3081
www.chemsultants.com

CERTIFICATE OF COMPLIANCE

SPECIFICATION #:	Synthemed001
COATING LOT # :	112206
COATING DATE # :	11/22/06
LINER LOT # :	3026861
POLYMER LOT # :	28004
				A side Results		B side Results
Characteristic	Unit	USL	LSL	Avg.	s	Avg.	s

***	***	***	***	***	***	***	***

Q.A. Reviewed and Approved:	Jim Duvall		Date:		12/06/06

It is hereby certified all the products in this Coating Lot meets the established specifications when tested in accordance with the referenced methods.
Records substantiating the above statement are available upon request.

SCHEDULE 5

SCHEDULE 5

Long-term Forecast

***

SCHEDULE 6

SYNTHEMED QUALITY AGREEMENT

This Quality Agreement (the "Agreement") is made as of November 10, 2006 between SyntheMed, Inc. and ChemDevelopment with its principal office at 19349 Hamilton Drive, Mentor, OH 440607

Purpose
The purpose of this Agreement is to set forth the quality arrangements for ensuring that the manufacture, packaging, quality control and release of the Raw Material Film Sheet (the "Agreement Product") shall take place in accordance with applicable sections of the Quality System Regulations (Good Manufacturing Practice) as detailed in Title 21, Code of Federal Regulations, Part 820, US Food and Drug Administration, or the requirements of the European Medical Device Directives and ISO 13485.

Responsibilities

1.  Audits

ChemDevelopment shall give all reasonable access to its facilities to satisfy all applicable regulatory audit requirements. Any such audits will determine if ChemDevelopment has adequate premises, equipment, systems and a staff with sufficient knowledge and training to carry out satisfactorily the manufacture, assembly, packaging and testing of the Agreement Product destined to be further processed by SyntheMed, Inc. or its designee.

2.  Material Specifications

ChemDevelopment shall manufacture the Agreement Product according to the methods agreed to by SyntheMed. The information/specifications to be provided to ChemDevelopment may include but may not be limited to:
The manufacturing formula
The manufacturing method
The environmental conditions required
The master batch manufacturing record
The finished product specification
All analytical methods

3.  Change control

ChemDevelopment shall not, except with the prior written consent of SyntheMed (which consent shall not be unreasonably withheld or delayed), change or cause to be changed any materials, equipment, or method of production or testing related to the Agreement Product provided however, that any such change for which SyntheMed has given its prior written consent shall also comply in all respects with all applicable legal requirements, and provided further, that in the event any change is required by any legal requirement and SyntheMed does not consent to such change within a reasonable period of time, ChemDevelopment shall be excused from all performance hereunder.

4.  Documentation
ChemDevelopment will create the documentation to produce the Agreement Product to satisfy the appropriate regulatory requirements. These documents will be reviewed and approved by SyntheMed. They will be subject to Change Control as specified in section 3 above. ChemDevelopment will provide control of all documentation as required under all applicable regulations and as part of the ChemDevelopment quality system.

5.  Raw Material Purchasing/Testing
ChemDevelopment shall be responsible for the assessment of all ingredients to be used in the manufacture of the Agreement Product in order to ensure compliance with the agreed upon specifications. ChemDevelopment will be responsible for qualifying all vendors for the ingredients they use other than what is supplied by SyntheMed (Dry Polymer Powder)

6.  In-Process Controls
ChemDevelopment shall be responsible for any agreed upon quality control testing required during the manufacture of the Agreement Product. ChemDevelopment shall advise SyntheMed of any significant changes prior to their implementation in the in-process controls (ref section 3 above).

7.  Finished Product Testing
ChemDevelopment shall be responsible for testing each batch of the Agreement Product (including any testing requiring to be performed by a third party laboratory) to ensure its compliance with the finished product specifications agreed to by SyntheMed. ChemDevelopment shall provide and/or make available a record of the test results for every batch manufactured and details of all out of specification investigations. SyntheMed will review the documentation and approve the release of each batch of material unless otherwise notified (see section 10).

8.  Stability
ChemDevelopment shall assist as needed in ensuring the generation of the stability data for the Agreement Product.

9.  Storage. Delivery and Transportation
ChemDevelopment shall be responsible for the quality of the Agreement Product on its premises and be responsible for any subsequent deterioration of the Agreement Product due to its storage or handling. ChemDevelopment shall utilize agreed upon means for transportation for delivery of the Agreement Product to SyntheMed or its designee.

10.  Release Procedure
ChemDevelopment shall test (or have tested at a third party laboratory as agreed by SyntheMed) the Agreement Product to the full finished product specification in accordance with the requirements specified. SyntheMed shall be responsible for the final release of the Agreement Product according to agreed upon procedures. ChemDevelopment shall provide or have available:

10.1	A Certificate of Analysis listing all test results for each batch of Agreement Product
10.2	A copy of the manufacturing record for each batch of Agreement Product delivered or Certification that all manufacturing was completed in accordance with agreed upon procedures
10.3
A statement signed by a named senior QA person at ChemDevelopment stating that the batch has been manufactured in accordance with the specifications and in accordance with all applicable regulatory requirements.

10.4	Any other details or documents which may be agreed from time to time between the Quality Departments of ChemDevelopment and SyntheMed.
10.5
Information and copies of investigation reports relating to any batch deviation, out of specification result or non-compliance with regulatory requirements shall be communicated as soon as practicable to the Director, Quality Systems at SyntheMed.

11. Retention Samples
ChemDevelopment shall keep adequate retention samples of the Agreement Product and raw materials as agreed to with SyntheMed.

12. Rejection and Reworking
Prior to shipment of each batch supplied and where applicable, ChemDevelopment shall submit to Synthemed all available information regarding major deviations, out of specification results and investigations, or non-compliance with GMP.
If a batch of the Agreement Product is rejected by for any reason, ChemDevelopment must advise SyntheMed of the occurrence thereof and any other relevant details.

Rework of the Agreement Product is not permitted without the consent of SyntheMed. (The term 'rework' excludes any re-inspection activities that are specified in Company's approved procedures).

13. Recalls and Complaints
ChemDevelopment shall conduct any reasonable investigations requested by SyntheMed pursuant to complaints received on the batches of the Agreement Product. A report of such investigation shall be provided in timely fashion to the Quality Department of SyntheMed. In the event of a recall of the Agreement Product, ChemDevelopment’s responsibility is limited to supplying appropriate information relevant to any alleged product defect prompting such recall action.

14. Batch records
ChemDevelopment shall keep original copies of all records of manufacture for at least five (5) years from the date of manufacture, and shall notify before disposing of such records.
ChemDevelopment shall also keep records relating to the receipt, testing and use of raw materials and packaging components for at least five (5) years from the date of approval for use in manufacturing.

15.  Sub-contracting
ChemDevelopment may sub-contract the manufacture, packaging or testing of the Agreement Product to another site, provided that (a) SyntheMed has been notified of the site and (b) SyntheMed has approved such site.

16.  Regulatory Requirements
ChemDevelopment shall provide manufacturing information as reasonably requested by SyntheMed in support of the preparation of any Regulatory submissions and/or requirements for the Agreement Product.

Approvals:

SyntheMed      ChemDevelopment

Date: _________________________  Date: _______________________

Name: _________________________  Name: ______________________

Title: __________________________  Title: _______________________